Exhibit 10.3

UTSTARCOM, INC.

AMENDED AND RESTATED CHANGE OF CONTROL/INVOLUNTARY
TERMINATION
SEVERANCE AGREEMENT

This Amended and Restated Change of Control/Involuntary Termination Severance Agreement (the “Agreement”) is made and entered into effective as of January 30, 2008 (the “Effective Date”), by and between Francis P. Barton (the “Employee”) and UTStarcom, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

A.           The Company and Employee previously entered into an Amended and Restated  Change of Control/Involuntary Termination Severance Agreement dated August 23, 2006 which provided the Employee with severance benefits upon the Employee’s termination of employment under certain circumstances (the “August 2006  Agreement”) and pursuant to which Employee agreed that certain amendments may be required to the August 2006 Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

B.           The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to amend the terms of the August 2006 Agreement in order to comply with Section 409A of the Code and make certain other changes.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:

1.            Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)           Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee, (ii) Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is injurious to the Company, and (iv) continued willful violations by the Employee of the Employee’s obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties.

(b)           Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i)    the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii)   the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv)  a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(c)           Change in Control Involuntary Termination. “Change in Control Involuntary Termination” shall mean, without the Employee’s express written consent, (i) a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; provided, however, that the sole occurrence of the Company being acquired and made part of a larger entity shall not constitute a “Change in Control Involuntary Termination;” (ii) a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee compensation or benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (iv) the relocation of the Employee to a facility or a location where such relocation increases the distance the Employee must travel to work by more than thirty (30) miles from the Employee’s commute prior to the relocation; (v) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7 below.

(d)           Regular Involuntary Termination. “Regular Involuntary Termination” shall mean any termination (other than a termination for Cause) of the Employee by the Company which is not within eighteen (18) months after a Change in Control.

(e)           Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

2.            Term of Agreement. This Agreement will have a term of three (3) years commencing on the Effective Date. Following the expiration of the three-year term, the Employee and the Company may, but are not obligated to, enter into a new agreement. If Employee’s employment continues following the expiration of the three-year term, and the Company and Employee do not enter into a new agreement, Employee’s then current benefits arrangements shall continue in accordance with the terms of this Agreement until the Parties agree otherwise.

3.            At-Will Employment. The Company and the Employee acknowledge that subject to the provisions of this Agreement, the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4.            Severance Benefits.

(a)           Termination Following A Change of Control. If the Employee’s employment with the Company terminates as a result of a Change in Control Involuntary Termination at any time within eighteen (18) months after a Change of Control, Employee shall be entitled to the following severance benefits:

(i)    twenty-four (24) months of Employee’s base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the Involuntary Termination;  provided, however, that if Employee is a Specified Employee at the time of such termination, then payment shall be delayed as provided for in Section 5;

(ii)   one hundred percent (100%) of Employee’s bonus for the year in which the termination occurs; provided, however, that if Employee is a Specified Employee at the time of such termination, then payment shall be delayed as provided for in Section 5;

(iii)  all equity awards, including without limitation stock option grants, restricted stock and stock purchase rights, granted by the Company to the Employee prior to the Change of Control shall become fully vested or released from the Company’s repurchase right (if any shares of stock purchased by or granted to the Employee prior to the Change of Control remain subject to such repurchase right) and exercisable as of the date of the termination to the extent such equity awards are outstanding and unexercisable or unreleased at the time of such termination. The Employee’s equity awards shall be exercisable until the earliest of (a) twelve (12) months from the Employee’s date of termination, (b) the latest date the equity award could have expired by its original terms under any circumstances, (c) the tenth (10th) anniversary of the original date of grant of the equity award, or (d) the date provided for under the equity plan under which the award was granted; and

(iv) an amount equal to twelve (12) months of premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment, payable in a lump sum thirty (30) days from the Involuntary Termination; provided, however, that if Employee is a Specified Employee at the time of such termination, then payment shall be delayed as provided for in Section 5.

(b)           Termination Apart from a Change of Control. If the Employee’s employment with the Company terminates as a result of a Regular Involuntary Termination during the term of this Agreement, then the Employee shall be entitled to the following severance benefits:

(i)    twenty-four (24) months of Employee’s base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the Regular Involuntary Termination; provided, however, that if Employee is a Specified Employee at the time of such termination, then payment shall be delayed as provided for in Section 5;

(ii)   one hundred percent (100%) of Employee’s bonus for the year in which the Regular Involuntary Termination occurs; provided, however, that if Employee is a Specified Employee at the time of such termination, then payment shall be delayed as provided for in Section 5;

(iii)  all equity awards, including without limitation stock option grants, restricted stock and stock purchase rights, granted by the Company to the Employee shall become fully vested or released from the Company’s repurchase right (if any shares of stock purchased by or granted to the Employee remain subject to such repurchase right) and exercisable as of the date of the termination to the extent such equity awards are outstanding and unexercisable or unreleased at the time of such termination. The Employee’s equity awards shall be exercisable until the earliest of (a) twelve (12) months from the Employee’s date of termination, (b) the latest date the equity award could have expired by its original terms under any circumstances, (c) the tenth (10th) anniversary of the original date of grant of the equity award, or (d) the date provided for under the equity plan under which the award was granted.; and

(iv) an amount equal to twelve (12) months of premiums for continuation coverage under COBRA at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment, payable in a lump sum thirty (30) days from the Regular Involuntary Termination; provided, however, that if Employee is a Specified Employee at the time of such termination, then payment shall be delayed as provided for in Section 5.

(c)           Termination Apart from a Change of Control or Regular Involuntary Termination. For avoidance of doubt, if the Employee’s employment with the Company terminates as a result of Cause, then the Employee shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(d)           Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

5.            Section 409A. Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” (“Specified Employee”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination, then the severance and benefits payable to Employee pursuant to this Agreement (other than due to death), if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which are otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment or the date of Employee’s death, if earlier. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. .

6.            Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either

(a)           delivered in full, or

(b)           delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7.            Successors.

(a)           Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)           Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.              Release and Non-Disparagement Agreement. As a condition to receiving severance or other benefits under this Agreement, Employee will be required to sign a waiver and release of all claims arising out of any Involuntary Termination or separation for Good Reason and an agreement not to disparage the Company, its directors, or its executive officers, in a form reasonably satisfactory to the Company. No severance benefits will be paid or provided until the waiver and release agreement becomes effective.

9.            Notices.

(a)           General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)           Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

10.            Arbitration.

(a)           Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)           The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in

California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)           Employee understands that nothing in this Section modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without Cause.

(d)           EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i)    ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii)   ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii)  ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

11.          Miscellaneous Provisions.

(a)           No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)           Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Integration. This Agreement and any outstanding stock option agreements and restricted stock purchase agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement or restricted stock purchase agreement.

(d)           Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e)           Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)            Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g)           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	UTSTARCOM, INC.

	By:	/s/ Mark Green

	Title:	SVP, Global Human Resources and Real Estate

/s/ Francis P. Barton
Signature

Francis P. Barton
Printed Name

SIGNATURE PAGE TO AMENDED AND RESTATED CHANGE OF

CONTROL/INVOLUNTARY TERMINATION SEVERANCE AGREEMENT